LEASE AGREEMENT

         THIS AGREEMENT, made effective as of August 31, 1994 by and between PEAVEY COMPANY, a division of ConAgra, Inc., a Delaware corporation ("Peavey") and AMBER MILLING COMPANY, a division of Harvest States Cooperative ("Amber").


                                   WITNESSETH:

         WHEREAS, Peavey owns and operates a grain terminal facility at Huron, Ohio which includes a mill building not presently used by Peavey and which has heretofore been leased to Amber;

         WHEREAS, Amber desires to continue to lease the mill building portion of Peavey's facility for the operation of a durum flour mill and to continue receiving certain grain handling services from Peavey;

         WHEREAS, Peavey and Amber desire to consolidate various amendments to the prior lease, make certain modifications thereto and enter into this new lease agreement to supersede the prior lease and amendments relative to the foregoing;

         NOW, THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the parties hereby agree as follows:

         1. LEASED PROPERTY. Peavey hereby leases to Amber and Amber hereby hires and takes from Peavey, upon all the terms and conditions herein contained, the real and personal property described in this section 1 (hereinafter collectively referred to as "Leased Property"), all of which is located at Peavey's grain terminal in Huron, Ohio (hereinafter the "Terminal"). The Terminal, including the leased Property hereinafter described, is located on the real estate legally described on Exhibit A attached hereto. The leased Property consists of the following:

         A. The exclusive use of the Mill Building, shown outlined in red on the drawing attached hereto as Exhibit B, together with all fixtures and improvements located thereon (hereinafter sometimes referred to as the "Mill Building"); and

         B. The exclusive use of approximately 2,000 square feet of office space (hereinafter "Office Space") designated by Peavey in the Office Building at the Terminal (hereinafter "Office Building"), shown outlined in green on the drawing attached hereto as Exhibit B, together with the non-exclusive right to shared use of the conference room in the Office Building at mutually convenient times.

         C. The non-exclusive use of driveways, parking areas and sidewalks at the Terminal designated by Peavey for vehicular and pedestrian access to and from the Mill Building and the Office Building;

         D. The exclusive use only of tracks numbered "1" through "6" shown in brown on Exhibit B attached hereto (hereinafter "Rail Tracks") and the non-exclusive use of all other rail tracks located at or upon the Terminal, together with the non-exclusive use of the dock, wharf and vessel loading facilities, provided that Amber's use thereof does not unreasonably interfere with Peavey's operations.

         E. The warehouse building, shown outlines in blue on Exhibit B attached hereto.

         F. The "Train Shed" for its full width and 200 feet into the shed.

         G. Non-exclusive use, on the basis of the first vessel to arrive is the first vessel to be unloaded, of the self-unloading vessel hopper and associated equipment.

         2. USE.

         A. Amber. Amber's use of the Leased Property shall be limited to the milling of durum flour or other flour products produced and sold solely for use in the manufacture of pasta, noodles and macaroni products, and residual by-products, including uses incidental or related thereto (the "Permitted Uses"). Amber expressly acknowledges that milling of other flour products is prohibited hereby unless the express consent of Peavey is first obtained in writing, except that Amber shall have the option to produce a maximum of 5,000 cwt/day of hard flour for non-permitted uses on a per day basis (i.e., not computed on the basis of multiple day averages). Amber may exercise this option at any time during the term of this agreement upon giving Peavey not less than thirty (30) days prior written notice thereof, which notice shall be accompanied by a fee of $125,000 payable to Peavey, which fee shall be payable annually thereafter on each anniversary of the date of exercise of this option until the obligation to continue paying said fee ceases as provided in this paragraph. Peavey shall have the right to have as independent inspector, Buhler, Inc., confirm that Amber is not producing more than 5,000 cwt/day of hard flour for non-permitted uses from the Leased Property, and Amber shall give the independent inspector access on a confidential basis to the Leased Property and Amber's books and records in order to verify compliance with this paragraph. Amber's obligation to pay the annual $125,000 fee to produce hard flour for non-permitted uses shall cease upon the sooner to occur of the following:

            (i) Upon expiration of the initial lease term on September 30, 2007 (or the renewal terms, if any, which the parties may subsequently agree upon).

            (ii) Termination of the lease agreement as a result of Amber exercising its option to purchase the facility and closing on the purchase.

            (iii) Amber ceases production of hard flour for non-permitted uses.

         No prorations or rebates will be made of the annual $125,000 hard flour production fee paid to Peavey by Amber if any of the three events referenced immediately above occurs in mid-year, after the annual fee is due and payable.

         B. Peavey. Amber agrees that its use of the Leased Property shall not unreasonably interfere with Peavey's operations at the Terminal for purposes for which Peavey uses the Terminal as of the date hereof. Peavey agrees that it will not mill durum flour at the Terminal during the term hereof without Amber's express prior written consent. Peavey further agrees that any other expansions of its operations at the Terminal shall be implemented with due regard for Amber's operations and the rights and obligations of the parties hereunder.

         C. Common Areas. Peavey and Amber acknowledge that certain areas (hereinafter "Common Areas") of the Terminal will be used in common by Peavey and Amber. Peavey reserves that right to establish reasonable rules from time to time for shared use of such Common Areas and Amber agrees to comply with such rules. Both parties agree at all times to use the Common Areas cooperatively and with due regard for the operations of the other.

         3. CONSTRUCTION.

         A. Improvements. At Amber's sole expense, Amber may from time to time erect, install and construct all improvements, alterations, fixtures and equipment needed at the Leased Property for the safe and effective operation of Amber's business thereon (hereinafter sometimes referred to as the "Amber Improvements"). Prior to commencement of any construction on the Leased Property, Amber shall submit final and complete plans and specifications for the Amber Improvements and all contracts for the labor and materials to be supplied to Amber at the Leased Property (hereinafter collectively referred to as the "Contract Documents") to Peavey for approval. Peavey agrees to state any objections to the Contract Documents in writing within fifteen (15) days after all Contract Documents have been received by Peavey, which objections shall be limited to matters which do or could adversely affect Peavey's operations at the Terminal or the value of Peavey's property at the Terminal. Construction shall not commence until all such objections are cured or waived and Peavey has given its written approval to the Contract Documents.

         B. Protection of Peavey. All Contract Documents shall contain a conspicuous statement, satisfactory to Peavey in form and substance, that Peavey shall have no liability to contractors, subcontractors or material suppliers and that Peavey's interest in the Leased Property shall not be subject to lien by unpaid labor or material suppliers. Peavey also reserves the right to post signs on or near the Leased Property giving notice that Peavey is the owner of some of the property under construction and that its interest therein is not subject to lien. Amber shall notify Peavey of all construction and permanent loans affecting the Leased Property or the Amber Improvements thereon and Peavey likewise shall have the right to notify such lenders that Peavey shall have no responsibility for payment of construction costs or loan repayments. Peavey reserves the right to require a payment bond or similar form of security that Amber shall fully pay all labor and material suppliers at the Leased Property.

         C. Contract Bids and Awards. Prior to awarding any prime contract for construction, Amber shall notify Peavey of the contractor to whom the contract will be awarded and shall allow Peavey at least five (5) business days prior to award to object to the contractor. If Peavey reasonably objects to the contractor's qualifications to perform the contract work in accordance with the Contract Documents, then that contract shall not be awarded until Peavey's objections are resolved.

         D. Construction Insurance. All contractors and subcontractors working at, upon or near the Leased Property shall be required by the Contract Documents to carry contractor's liability insurance and builder's risk in form and substance satisfactory to Peavy and issued by responsible insurance companies. All such policies shall name Peavy and Amber as additional insureds. The Contract Documents shall require all contractors and other labor and material suppliers to comply with Peavey's human safety rules and standards in the performance of all work at the Leased Property.

         4. TERM.

         A. Initial Term. The Initial Term of this Agreement shall be three (3) years and one (1) month, commencing on the "effective date" as stated in the first paragraph of this Agreement and ending on September 30, 1997.

         B. Renewal Terms. At Amber's option, provided that Amber is not in default (subject to any rights to cure) hereunder during the six (6) months preceding the expiration of the then current term, this Agreement may be renewed for up to five (5) renewal terms of five (5) years each (each of which is referred to herein as a "Renewal Term") commencing upon the expiration of the Initial Term of the then current Renewal Term. Amber's renewal options shall be exercised by giving written notice thereof to Peavey at least six (6) months prior to commencement of the Renewal Term for which the option is being exercised, and shall only be exercisable if any and all options for preceding Renewal Terms have been exercised. Rent and other charges payable by Amber for the First, Second and Third Renewal Terms shall be as stated in Paragraph 6 and elsewhere in this Agreement. The Fourth and Fifth Renewal Terms shall be at such commercially reasonable rental and other charges as the parties shall negotiate in good faith and agree upon (which shall be computed in a manner consistent with, and shall in no event be less than, the rental and other charges payable hereunder during the Renewal Term immediately preceding the Renewal Term for which this option to renew is being exercised).

         5. HANDLING AND STORAGE.

         A. Services. Peavy agrees to unload, store in upright bins and transfer to the Mill Building, as hereinafter provided, all inbound grain shipments for Amber. The parties contemplate that inbound grain shipments will arrive at the Terminal by rail; however, Peavy shall unload grain inbound by vessel or truck if Amber so requires. Amber agrees to give Peavey at least three (3) working days advance notice of inbound rail shipments and at least fourteen (14) working days advance notice of inbound vessel shipments. When vessels are loaded for Amber, Amber shall thereupon promptly notify Peavey of the vessel's estimated time of arrival at the Terminal. If Peavy receives such advance notice and if the inbound shipment actually arrives and is cleared for discharge as scheduled, Peavey agrees to unload the grain in a timely manner so as to avoid demurrage liability.

         In the event Peavey fails to unload any train in a timely manner, (26 cars per 24 hours after first 7:00 a.m., Saturdays, Sundays, Holidays excluded) and Amber is charged any demurrage costs, expenses, or penalties, at the published rate, then Peavey shall reimburse Amber in full for all such amounts.

         Peavey (or Amber during non-Peavey operating hours) shall continue to weigh all outbound trucks by Amber, at Amber's option. The cost for such service from the effective date hereof through September 30, 1995, shall be $5.00 per truck, Peavey shall not increase said rate in any year by more than the increase in the U.S. Consumer Price Index (the "CPI").

         B. Storage.

            (i) All Amber grain stored at the Terminal by Peavey shall be stored on an identity-preserved basis. For purposes of handling and storage charges, all grain transfers into and out of storage shall be treated on a first-in, first-out basis. Peavey agrees to have available for Amber at all times during the term hereof sufficient space for storage of 300,000 bushels of grain.

            (ii) If Amber requires additional storage space at any time during the term hereof because of expansion of Amber's milling capacity, Peavey agrees to provide 50,000 bushels of dedicated identity-preserved storage for each addition of 1,000 cwt per 24 hours of milling capacity. Peavey Grain Company shall make this additional space available to Amber in four month periods. A 30 day notice must be given to Peavey prior to each four-month period for the use of the said space. A minimum rent of $4,250.00 per month for each 50,000 bushels of additional space will be paid on the first day of each month. This minimum rent shall be increased to $5,000.00 per month for the Renewal Terms. This minimum rent shall be credited against the handling charges under Paragraph 6.B, below.

            (iii) Peavey will store Amber wheat unloaded from rail cars or vessels in bins with a maximum capacity of 45,000 bushels for the first 300,000 bushels and will limit Amber wheat storage to the bins so specified by Peavey. Once Peavey has specified the bins to be used for storage of Amber wheat, Peavey will not change the specified storage spaces without reasonable cause and prior notice to Amber, and will give Amber storage bins of comparable size and condition. Peavey will transfer grain from storage to the mill from those bins specified (four maximum) by Amber and in the approximate mix percentages requested by Amber.

             (iv) Peavey further agrees to transfer grain from storage to the mill at Amber's request five times a week, Sundays and Holidays excluded. Amber will notify Peavey at least 24 hours prior to each required transfer with the quantities and specific storage bins where those quantities are stored. When the mill's capacity is expanded to 9,000 cwt/24 hours (or more), Peavey agrees to transfer additional grain (to the extent such grain is available from Amber's storage in Peavey's facility) so as not to cause Amber to run out of wheat and thus interrupt normal business operations.

            (v) If Peavey in good faith determines it has Storage Space available, over and above Amber's allocated space, and a self-unloading vessel arrives loaded with bushels over and above Amber's allocated space, then Peavey agrees to provide said additional space (up to a maximum of 200,000 bushels) to Amber to allow Amber adequate storage space to finish unloading. There shall be no charge for the additional storage space for a 24-hour period commencing after the vessel completes unloading. If after said 24-hour period Amber still has bushels stored in excess of its allocated space, then Amber agrees to pay Peavey one-tenth of a cent ($.001) per bushel per day on the bushels which exceed its allocated space, subject to periodic adjustment by Peavey to keep pace with inflation as indicated by the CPI. This charge is payable and not subject to credit or offset by or against any other charges. If Peavey does not have additional storage space over Amber's allocated space while the vessel is unloading, then the vessel must stop unloading while Peavey transfers grain to Amber's mill, and the additional lay time will be for the account of Amber.

         C. Outbound Shipments. Amber shall be solely responsible for shipment of outbound product, including designation of and contracting with carriers. Notwithstanding the foregoing, all outbound shipping shall be scheduled in coordination with Peavey's facility manager at the Terminal so as not unreasonably to interfere with Peavey's operations.

         D. Handling and Storage Restrictions.

            (i) Peavey shall be required to provide the aforesaid handling and storage services only for wheat to be milled into the products specified in Paragraph 2A above at the Leased Property and for no other or additional grain or grain products.

            (ii) All handling shrink shall be for the account of Amber, except that Peavey shall reimburse Amber for any shrink in excess of 1% of inbound weights taken by Peavey which occurs while grain lies within the exclusive custody and control of Peavey, at the market value thereof on the date such excess shrinkage is first identified and known to both parties. Peavey agrees that it shall use the same standard care when handling and storing Amber's grain as it uses when Peavey handles it own grain, including, without limitation, periodically monitoring the temperature of and (at Amber's request and expense) the turning of any stored product. Peavey agrees that any wheat of Amber's lost or damaged during the blending of Amber's grain shall not be deemed to be shrinkage and Peavey shall reimburse Amber for any such losses caused by Peavey.

            (iii) Peavey assumes no responsibility and shall have no liability to Amber hereunder if grain is received at the Terminal in condition or of a quality different from the condition or quality which Amber expects or is entitled to receive. Peavey agrees to give access to Amber and its agents for the purpose of making reasonable inspection of inbound grain shipments.

            (iv) Peavey agrees to give Amber monthly inventory reports which shall be conclusively deemed accurate unless a written objection is reasonably made by Amber. If Amber objects to any inventory report made by Peavey and the parties cannot resolve the differences, then the disputed quantities of grain shall be loaded out, weighed and replaced in storage. The scale weights thus taken shall be conclusive and the cost of the loading and weighing shall be borne equally by the parties hereto. Peavey shall provide Amber with house unload and house transfer weights of all grain handled by Peavey for Amber. All transfers and unload weights will be received in writing within 24 hours. Amber will accept batch weights for its accounting procedures. However, if a railroad shipper will not accept batch weights, Peavey will weigh the cars at a cost to Amber to be agreed upon.

            (v) Amber shall provide to Peavey the grade, quantity, quality and car number or vessel name at least three (3) working days prior to arrival of Amber's grain. Wheat designated for separate storage shall be limited to no more than eight (8) rail wheat grade classifications and no more than eight (8) vessel wheat grade classifications provided that no more than a total of eight
(8) wheat grade classifications (whether rail or vessel) shall be subject to separate storage at any one time, provided Amber shall pay on demand by Peavey any demurrage resulting from requiring multiple separations. Procedures for handling multiple wheat grade separations shall be mutually determined by Peavey's and Amber's respective local managers at the Terminal.

            (vi) Peavey, when transferring Amber's wheat from its elevators to the mill, will, upon request of Amber, provide up to four (4) grades for blending and shall use reasonable care to provide a requested blend, but will not guarantee any specific percentage blend. Amber shall not request less than 30,000 bushels of a specified blend or mix at any one time.

            E. Vessel Discharge Rates; Holidays. Peavey will accomplish minimum vessel dishcarge rates per the following (provided, however, Peavey must use reasonable efforts to exceed said minimum):

     OVERALL                BEAM               DEPTH                       HATCH SIZE                MINIMUM DISCHARGE
     LENGTH                                                        L                      W                 RATE
Canadian Ranger,                                                                                        15,000/BU/HR.
self-unloader or similar
vessel

WILLOWGLEN                                                                                               5,500/BU/HR.
  less than 630'         less than 60'      less than 35'     greater than 38'    greater than 11'       5,300/BU/HR.
  less than 680'         less than 67'      less than 37'     greater than 48'    greater than 11'       4,600/BU/HR.
  less than 730'         less than 75'      less than 39'     greater than 58'    greater than 11'       4,200/BU/HR.


         The discharge time will be calculated from the time the vessel is along side Peavey's dock and ready to discharge until the vessel is completely unloaded and all equipment used for unloading purposes has been removed from the vessel.

         Peavey will unload bulk carrier vessels based on said rates everyday except holidays. Holidays shall be: New Year's Eve Day, New Year's Day, President's Day, Good Friday, Easter, Memorial Day, Independence Day (July 4th), Labor Day, Columbus Day, Thanksgiving Day, Friday after Thanksgiving Day, Christmas Eve Day, Christmas Day, International Longshoremen's Union Meeting Days, and any other days designated as holidays by the City of Huron, the State of Ohio, the International Longshoremen's Union, the United States Government or other governmental authority having lawful jurisdiction. Should any of the stipulated holidays fall on a Sunday, the following Monday will be deemed as that holiday. If they fall on Saturday, the preceding Friday will be deemed as that holiday. Peavey shall not be required to unload on holidays. Down-time during vessel discharge for reasons not under Peavey's control will not be calculated toward unload rate. Peavey shall not be liable to Amber for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause beyond its reasonable control, including but not limited to force majeure.

         Peavey will unload self-unloading vessels based on said rates every day except holidays which are recognized by Peavey and provided to Peavey employees.

         As in the past, no vessels with side tanks, or multi-level decks will be unloaded. All vessels are subject to Peavey's approval. The draft of any vessel must be compatible with the depth of Peavey's slip.

         6. RENT AND HANDLING CHARGES.

         A. Rent. Amber agrees to pay Peavey rent for rights and privileges granted herein in the amount of (***) for the Initial Term (which expires September 30, 1997), payable in monthly installments of (***) each commencing on the first day of the Initial Term and continuing on the first day of every calendar month thereafter during the Initial Term, subject to adjustment as hereinafter provided. Rent for the First Renewal Term (which expires on September 30, 2002) shall be (***), payable in monthly installments of (***) on the first day of each calendar month during said First Renewal Term, subject to adjustment as hereinafter provided. Rent for the Second Renewal Term (which expires on September 30, 2007) shall be (***), payable in monthly installments of (***) on the first day of each calendar month during said Second Renewal Term, subject to adjustment as hereinafter provided. Rent for the Third Renewal Term (which, if the purchase option in Paragraph 19C is not exercised, expires September 30, 2012) shall be (***), payable in monthly installments of (***) on the first day of each calendar month during said Third Renewal Term, subject to adjustment as hereinafter provided.

         B. Handling Charges. Amber agrees to pay Peavey for handling inbound grain unloaded by any mode by Peavey at the Terminal based upon the following rate schedules:

            (i)   During the Initial Term -

                  for the first 50,000,000 bu.     $ (***) per bu.
                  for the next 5,000,000 bu.         (***) per bu.
                  for bu. over 10,000,000            (***) per bu.

            (ii)  During the First Renewal Term -

                  for the first 5,000,000 bu.      $ (***) per bu.
                  for the next 5,000,000 bu.         (***) per bu.
                  for bu. over 10,000,000            (***) per bu.

            (iii) During the Second Renewal Term -

                  for the first 5,000,000 bu.      $ (***) per bu.
                  for the next 5,000,000 bu.         (***) per bu.
                  for bu. over 10,000,000            (***) per bu.

            (iv)  During the Third Renewal Term -

                  for the first 5,000,000 bu.      $ (***) per bu.
                  for the next 5,000,000 bu.         (***) per bu.
                  for bu. over 10,000,000            (***) per bu.

(***) Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


The foregoing rates are based upon annual volumes of grain measured on October 1, 1995 and October 1, of each year thereafter during the initial and any Renewal Terms, provided the charges on the volumes put through from the Effective Date through September 30, 1994, shall be computed at the same rate as is used on the grain put through for the year ending October 1, 1995.

         Handling charges shall be computed and invoiced on an annual basis. The twelve monthly rental payments received by Peavey for each lease year under Paragraphs 5.B(ii) and 6.A above shall be credited against the annual invoice for handling charges payable under this Paragraph 6.B for each lease year. If the total annual handling charges exceed the total of such annual rental payments, then the amount of handling charges that exceed the rental charges for each lease year shall be paid to Peavey annually upon receipt of invoice.

         With the credit for rent exception set forth above, the handling charge is in addition to any other charges provided in this Lease.

         C. Storage Charges. Peavey agrees to store 300,000 bu. of Amber's grain for up to thirty (30) days at no additional charge. Storage of additional volumes, or for longer periods of time, shall be invoiced monthly by Peavey at its then current published rate for identity-preserved storage of wheat at the Terminal, except as otherwise specifically provided in this Lease.

         D. Unload Charges for Self-Unloading Vessels. Amber shall pay Peavey a surcharge of $0.0075 per bushel of grain unloaded from self-unloading vessels. If at any time in the future Peavey finds a way reasonably acceptable to it to dry grain or load out rail cars, or both, while a self-unloading vessel is unloading into the facility, the payment hereunder shall be reduced accordingly, provided Peavey shall not be required to make any substantial capital expenditure in order to accomplish the same.

         E. Unload Charges for Non-Self-Unloading Vessels. For all vessels other than self-unloading vessels, Amber agrees to pay Peavey an unload charge of six and one-half cents ($0.065) per bushel for a period of three (3) years from the date hereof. Every three (3) years during the ongoing term (including renewals) of this Lease, the unload charge will be reviewed and a new rate covering Peavey's increased or decreased cost will be established or, if there has been no change in Peavey's cost, the old rate continued. Any increase in the rate shall be limited to not more than ten percent (10%) of the previous rate. Any decrease shall not be limited.

         F. Dockage Charge. Peavey agrees to maintain its dockage rates at ten cents ($0.10) per gross registered ton of the docking vessel for two (2) years from August 14, 1992. At the end of each two (2) year period (including renewals) thereafter, Amber and Peavey will obtain information concerning the dockage fees charged by the six largest, by volume, loading and unloading grain facilities on the Great Lakes, and Peavey will charge a dockage rate at the average of said six dockage fee rates during each ensuing two (2) years. Peavey agrees to accordingly amend its tariff to allow for these rates.

         G. Train Shed Rent. Amber shall pay Peavey $10,000 per year rent for the Train Shed, which shall be payable on the first day of each calendar month during the term of this Agreement in installments of $833.34 each.

         H. Additional Rent. All other charges which are the responsibility of Amber hereunder (including without limitation real estate and personal property taxes, assessments, insurance, utilities and maintenance) shall be deemed additional rent hereunder, whether paid to Peavey or to third parties and whether Peavey is or is not directly or indirectly liable therefor.

         7. INDEPENDENT OPERATIONS. It is understood and agreed by the parties that Amber is acting entirely as an independent contractor and not in any respect as an agent, employee, representative, partner or coventurer with Peavey. As such, Amber shall, without interference by or on behalf of Peavey, have full authority over the operation of its business on the Leased Property, including without limitation the authority to establish prices for its goods and services.

         8. EXPENSES.

         A. Equipment and Supplies. Amber shall provide at its own expense all tools, machinery, equipment, supplies, fuel and utilities which are required for the operation of its business at the Leased Property. All such items shall be and remain the property of Amber, unless affixed to the real property which is owned by Peavey. Nothwithstanding anything to the contrary contained herein, Peavey shall not be required to supply any such items, even if necessary to replace obsolete parts of the Leased Property. If utilities supplied to the Mill Building are furnished through a common delivery system to the Terminal, then Amber shall, at Amber's expense, cause separate meters to be installed prior to commencing use of any such utilities for construction or mill operations.

         B. Maintenance. Amber agrees at its own expense to keep the Leased Property, the Rail Tracks and Amber's property at the Terminal in safe, sound and sanitary condition and to provide all repairs and maintenance required at the Leased Property, the Rail Tracks or to Amber's property, or any part thereof, including without limitation structural repairs and maintenance which would normally be classified as capital expenditures. Peavey shall have no liability for maintenance or repair to Amber's property at the Terminal, except with respect to any such matters required as a direct result of the negligence or recklessness of Peavey, its agents, employees or contractors.

         C. Shared Maintenance. Whenever repair or maintenance is required to areas of the Terminal used commonly by Peavey and Amber (but excluding the Rail Tracks or other shared items, such as the Train Shed and the truck scale, for which Amber pays a user fee designated for that item), the costs of such repair and maintenance shall be shared by the parties in proportion to their respective use of the items repaired or maintained. In the case of repair or maintenance of the Rail Tracks, Amber agrees to repair and maintain in a safe and serviceable condition, at Amber's sole expense, the Rail Tracks. Peavey agrees to repair and maintain in a safe and serviceable condition, at Peavey's sole expense, all of the other rail tracks at the Terminal which are in use by Peavey, Amber or both.

         D. Safety. Whenever in Peavey's reasonable judgment any condition exists at or upon the Leased Property which threatens the safety of Peavey's property or of persons at or near the Terminal, then Peavey shall so notify Amber and the unsafe condition shall be promptly corrected at Amber's expense. If Amber fails promptly to correct any such unsafe conditions, then Peavey may upon notice do so at its own expense and the actual cost thereof shall become additional rent immediately due and payable hereunder. Whenever in Amber's reasonable judgment any condition exists at or upon the Terminal (excluding the Leased Property) which threatens the safety or sanitation of the Leased Property, or of persons at the Leased Property, then Amber shall so notify Peavey and the unsafe or unsanitary condition shall be promptly corrected by Peavey and, if Peavey fails to do so, Amber may correct the condition and Peavey shall reimburse Amber for the actual cost thereof, on demand.

         E. Taxes and Assessments. Amber agrees to pay as the same become due all real property taxes, personal property taxes and special assessments which are assessed against the Mill Building and Amber's property and which are due and payable during any term of this Agreement. Peavey and Amber agree to cooperate to obtain a division of the Mill Building from the Terminal property for purposes of real estate and personal property tax assessments.

         9. CONDITION OF LEASED PROPERTY. Amber acknowledges that it has had ample opportunity to inspect the Leased Property and is entering into this Agreement solely based upon its inspection thereof. Amber acknowledges that there are no representations or warranties other than those expressly set forth in this Agreement and further that Peavey makes no representations, warranties, affirmations or assurances as to the condition of Terminal or of the Leased Property, or its suitability for use as a durum mill or for any other purpose whatsoever.

         10. IMPROVEMENTS. Except as required or permitted pursuant to Paragraphs 3 and 8 above, Amber shall make no permanent improvements or alterations to the Leased Property without the express prior written consent of Peavey in each instance. Unless Peavey otherwise agrees, all such improvements and alterations shall be removed by Amber at the Expiration of the term of this Agreement or, in the case of permanent improvements or alterations, shall become the property of Peavey upon the termination of this Agreement regardless of the time or cause of such termination. At the termination of the Lease Agreement, Amber shall be granted an additional sixty (60) days to remove all of its property and equipment at $5,000.00 a month rent.

         11. INSURANCE.

         A. Property. Amber shall procure and maintain throughout all terms of this Agreement a policy or policies of "all-risk" property insurance, as that term is generally understood within the insurance industry at the time the policy or policies are procured, including boiler and machinery coverage, from insurance carriers approved by Peavey. The said policies shall insure, at full insurable replacement cost, all real and personal property of Peavey and Amber which is located at or upon the Leased Property. Peavey shall be named a loss payee on all such policies of property insurance, as its interest may appear, and such policies shall provide for continuation of rental income to Peavey in the event of any property loss or damage covered by the policy.

         B. Builder's Risk. If required by any of Amber's contractors providing labor or materials at or upon the Leased Property, at any time during any term of this Agreement, Amber shall procure Builder's Risk Insurance as so required, which insurance shall name Peavey as an additional insured.

         C. Liability. Amber shall procure and maintain throughout all terms of this Agreement a policy or policies of comprehensive general liability insurance with a combined single limit of coverage of not less than Ten Million Dollars ($10,000,000). Peavey shall be named as an additional insured on all such policies, and they shall be properly endorsed to include coverage for contractual liability of Amber pursuant to this Agreement. Amber shall either procure such coverage in behalf of its contractors providing labor and materials at or to the Leased Property or shall require that said contractors procure similar liability insurance, naming Amber and Peavey as additional insureds. Liability insurance coverage maintained by Amber's contractors shall not relieve Amber of its obligation to procure insurance or reduce the amount of coverage required hereunder.

         D. Worker's Compensation. Amber shall procure and maintain throughout all terms of this Agreement worker's compensation insurance in form and amount as required by applicable statute.

         E. Waiver of Subrogation. Amber agrees that each of its insurers providing coverage herein required shall waive all claims, causes of action and charges against Peavey for loss or damage to property or injury or death of persons at or upon the Leased Property, regardless of negligence or fault, and that such waiver of claims (by subrogation or otherwise) shall be written in the policy provisions.

         F. Evidence of Insurance. Amber shall provide, within five (5) business days after any request therefor made by Peavey, duly executed certificates of insurance establishing that the coverage herein required is fully paid and in full force and effect. The said certificates and underlying policies shall specifically provide that no change, modification or cancellation of coverage shall be effective until at least thirty (30) days after written notice thereof to Peavey, given as herein required.

         12. INDEMNITY. Amber agrees to indemnify and hold Peavey harmless from and against any and all claims, costs, expenses, actions, causes, liens, liabilities, damages, judgments and attorneys fees arising from or connected with property damage or personal injury or death caused directly or indirectly by Amber's acts or omissions as lessee, occupant or operator of or at the Leased Property, except any such claims, costs, expenses, actions, causes, charges, liens, liabilities, damages, judgments or attorneys fees which arise from or are connected with any property damage or personal injury or death caused by Peavey's negligent acts or omissions. Peavey agrees to indemnify and hold Amber harmless from and against any and all claims, costs, expenses, actions, causes, charges, liens, liabilities, damages, judgments and attorney fees arising from or connected with property damage or personal injury or death caused by Peavey's operations at the Terminal, except any such claims, costs, expenses, actions, causes, charges, liens, liabilities, damages, judgment or attorneys fees which arise from or are connected with any property damage or personal injury or death caused by Amber's negligent acts or omissions.

         13. DAMAGE TO LEASED PROPERTY.

         A. Insurance Proceeds. In the event of any loss or damage to the Leased Property, then Peavey and Amber shall jointly make, negotiate and resolve the claim arising therefrom against the applicable insurance policies, but each party alone has the right to resolve, settle or compromise the portions of such claim arising from loss or damage to that party's property. Insurance proceeds received shall be apportioned equitably by the parties in proportion to the value of their lost or damaged property for which proceeds are paid. Each party shall account to the other for application of insurance proceeds received consistent with requirements hereof.

         B. Reconstruction. Unless otherwise agreed by the parties, any loss or damage to the Leased Property shall be promptly repaired, restored or replaced to a condition at least equal to the condition of the Leased Property prior to the occurrence of the loss or damage. Notwithstanding the foregoing, however, neither party hereunder shall be required to spend more time than the amount of insurance proceeds actually received in effecting such repair, restoration or replacement. Prior to commencement of any repair, restoration or replacement of any lost or damaged part of the Leased Property, both parties shall review and approve the plans, specifications and contracts for the repair, restoration or replacement.

         C. Termination of Lease. If the parties agree that the lost or damaged part or parts of the Leased Property shall not be repaired, restored or replaced, and if the Leased Property thereafter is not suitable for operation of a durum flour mill, then this Lease shall be deemed terminated as of the date of the occurrence of the loss or damage. In such event, Amber shall assign and pay over to Peavey all insurance proceeds received by Amber for loss or damage to improvements at or upon the Leased Property which would have become Peavey's property upon termination hereof pursuant to section 18 below.

         14. LIENS. Amber agrees that it shall neither cause nor permit mechanics' or materialmens' liens to be imposed upon the Leased Property at any time. If any such lien is placed against the Leased Property, Amber shall promptly cause the lien to be discharged or, if Amber wishes to defend the lien claim by proper legal proceedings, Amber shall establish such security as Peavey may require for the payment of the lien at the conclusion of such legal proceedings. Any sums which Peavey is required to spend in defense of any such lien shall be deemed additional rent immediately due and payable hereunder.

         15. CONDEMNATION. If the Leased Property or any part thereof shall be taken by any authority under the power of eminent domain, Amber and Peavey shall each have claims for compensation for their own property located at or upon the Leased Property. In addition, each party shall have its claim for relocation or other allowable expenses in any condemnation proceedings. Such claims shall be jointly prosecuted if required by the condemning authority, but Peavey and Amber each shall pay their own expenses therein. If the Leased Property, after conveyance of the portion thereof taken for public use, is no longer operable for Amber's purposes hereunder, then this lease shall be terminated as of the date of the taking.

         16. DEFAULT. Upon default by either party under the terms of this Agreement, the other party shall have all and cumulatively then rights and remedies provided by law and by this Agreement; provided, however, that prior to exercise of any such rights or remedies, notice of default shall be given to the defaulting party allowing such party ten (10) days following said notice to cure the default. In the event of a default which cannot reasonably be cured in ten
(10) days, the said period for cure shall be extended only for so long as the defaulting party diligently and continuously works toward effecting such cure. In the event either party breaches any of the terms and conditions of this Lease Agreement and the injured party initiates either litigation or arbitration, then the losing party shall reimburse the prevailing party for any and all costs or expenses of such proceedings, including reasonable attorney's fees.

         17. WAIVER. No waiver of any right or remedy by either party shall be construed to be a waiver of other rights or remedies of such party, or of the waived right or remedy for any future occurrence.

         18. SURRENDER. Upon the effective date of termination of this Agreement, without regard to the cause or time of such termination, Amber shall cease its operations at the Leased Property and shall remove all of its property therefrom. The Leased Property shall be restored to its original condition, subject only to ordinary wear and tear and to modifications and substitutions permitted or accepted by Peavey. The parties understand and agree that improvements previously or hereafter made by Amber to the Leased Property include certain permanent fixtures and improvements which, upon the termination of this Agreement, shall become the property of Peavey without additional consideration therefor. Nothing herein shall be construed to permit Amber to remove from the Leased Property any structural modifications, permanent improvements, fixtures or other items which have become integral with Peavey's real or personal property at the Terminal.

         19. RIGHT OF REFUSAL; OPTION TO PURCHASE.

         A. Right of First Refusal to Amber. Peavey hereby grants to Amber for the entire term of this Agreement a right of refusal to purchase the Terminal upon terms and conditions offered to and accepted by Peavey from any third party purchaser (excluding any related or affiliated corporation or other entity). If Peavey should receive any such acceptable offer, Peavey shall give Amber written notice thereof including all terms and conditions of the offer. Amber shall have thirty (30) days in which to exercise its right of refusal by giving written notice of acceptance to Peavey. If Amber should exercise its right of refusal, Amber shall become the purchaser of the Terminal upon terms and conditions identical to those contained in the written offer from the third party buyer to Peavey. This right of refusal applies only to a sale of the Terminal alone and not to a sale of the Terminal together with other substantial assets of Peavey's Grain Merchandising Division.

         B. Right of First Refusal to Peavey. Amber hereby grants to Peavey a right of refusal to purchase Amber's assets at the Leased Property upon terms and conditions offered to and accepted by Amber from any third party purchaser. If Amber receives any such acceptable offer, Amber will give Peavey written notice thereof including all terms and conditions of the offer. Peavey shall then have thirty (30) days in which to exercise its right of refusal by giving written notice of acceptance to Amber. If Peavey exercises its right of refusal hereunder, Peavey shall become the purchaser of Amber's assets at the Leased Property upon all of the terms and conditions contained in the offer from the third party purchaser. In the event Peavey fails to exercise its right of first refusal within thirty (30) days, then Amber shall be free to sell Amber's assets at the Leased Property to the third party offering to purchase, with the written consent of Peavey, so long as the sale is on the same terms and conditions offered to Peavey. The right of first refusal granted to Peavey pursuant to this Paragraph l9B shall not apply to the sale or lease by Amber of Amber's assets to any person or entity to whom Amber is permitted to assign its rights and obligations under this Agreement under the terms of Paragraph 21.

         C. Option to Purchase by Amber. Provided Amber has exercised all renewal options under this Lease and is not otherwise in default hereunder, Amber shall have the right and option to purchase the entire Terminal on October 1, 2007 (the "closing date"), for a cash purchase price of (***), subject to the terms and conditions stated herein, which option may only be exercised by Amber giving Peavey written notice of its election to exercise this option to purchase not more than two (2) years and not less than six (6) months prior to said date. Except for the obligations of repair and maintenance imposed upon Amber pursuant to the terms of this Agreement, from the date Amber properly exercises its option to purchase until the date of closing hereunder, Peavey shall keep and maintain the Terminal in substantially the same condition and repair, subject to normal wear and tear, as it is on the date Amber gives notice of exercise of this option.

(***) Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.


         On the closing date, Peavey shall cause good and marketable title to the Terminal to be conveyed to Amber by special warranty deed, subject to easements, covenants and restrictions of records, applicable zoning, building and use restrictions, rights and limitations applicable to riparian, filled and submerged lands, matters which would be shown by a good and sufficient "as-built" land survey, matters suffered or created by Amber and a lease or through put agreement in favor of Peavey as more particularly stated in this paragraph. The cost of title insurance, any land survey work, documentary or transfer tax and recording fees, shall be shared equally by Amber and Peavey. If a current title insurance commitment and/or land survey on the Terminal reveal any defects in title, other than the exceptions permitted above, then Peavey shall have a reasonable time, not to exceed two (2) months after the scheduled closing date, within which to cure such defects. If Peavey is unable to cure such title defects within that time, despite reasonable efforts to do so, then Amber shall either waive the defects and proceed with the closing or rescind its exercise of this option to purchase and neither party shall have any further liability to the other with respect thereto. Taxes on any portion of the Terminal not heretofore leased by Amber which first become delinquent in the year of closing shall be prorated as of the date of closing using the most current tax bills available, and there shall be no reproration subsequent to closing for any taxes payable in arrears, when the statements for such taxes are eventually issued by the local taxing authorities. Utilities and other charges and service contracts shall be determined and adjusted as of closing.

         After Amber exercises this option to purchase, but prior to closing hereunder, Peavey shall notify Amber if Peavey desires to have the right to put grain through and/or store grain at the Terminal following closing. Upon the giving of such notice, the parties shall promptly commence and diligently complete good faith negotiations for such through put and/or storage on such commercially reasonable terms and conditions as the parties may mutually agree and shall reduce the same to writing so the agreement will be executed and delivered at closing by Amber and Peavey.

         20. NOTICES. Any notice required or permitted to be given hereunder shall be deemed given when mailed by prepaid registered or certified mail, or when delivered to a bonded courier service for prepaid delivery, to the party to whom such notice is directed at the following addresses (or at such other address as either party may designate by written notice from time to time):

         TO AMBER:        Amber Milling Company
                          c/o Harvest States Cooperatives
                          1667 North Snelling Avenue
                          St. Paul, MN 55108
                          Attn: Legal Department

        TO PEAVEY:        Peavey Company
                          c/o ConAgra Grain Companies
                          730 Second Avenue South
                          P.O. Box 2105
                          Minneapolis, MN 55402-0105

         21. ASSIGNMENT. Neither party shall sell, assign or transfer this Agreement or any of the rights or obligations created hereby without the prior written consent of the other, which consent shall not be unreasonably withheld, except that such rights or obligations may at any time be assigned by Peavey without Amber's consent to a purchaser of substantially all of the assets of Peavey's Grain Merchandising Division or to an affiliated corporation or entity. Peavey agrees that it will consent to any assignment hereof by Amber which is solely for the purpose of securing repayment of indebtedness related to Amber's construction or operations at the Leased Property, provided that said indebtedness is otherwise consistent with requirements of the Agreement. Amber shall have the right to assign this Lease to a new entity in which it owns outright at least a 20% interest (with full voting and other rights relating thereto), provided that Amber shall nevertheless remain fully and primarily liable to Peavey for the timely and proper performance of Amber' s obligations under this lease and, provided further, the new entity does not include any members, partners or shareholders (other than Harvest States or other agricultural cooperatives) who are in direct competition with ConAgra, Inc., or its corporate affiliates in the grain milling business. This Agreement shall be binding upon and inure to the benefit of approved successors and assigns of the parties hereto.

         22. MEMORANDUM. The parties agree that, upon request of either, a memorandum of this lease agreement shall be executed and delivered in recordable form. Said memorandum shall give notice of the possessory interests of the parties in and to the Terminal property and Leased Property and also of the mutual rights of refusal granted hereunder.

         23. MODIFICATION. No amendment or other change or modification in the terms of this Agreement shall be effective unless it is made in writing and is duly executed on behalf of both parties hereto.

         24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one agreement.

         25. ALARM SYSTEM. Peavey acknowledges that it has given Amber consent to utilize an alarm system installed at the Huron Terminal with direct communication to the local fire protection and emergency facilities, provided that Amber shall install and maintain its own telephone lines connected to said system. Nothing herein contained or implied from the shared use of the alarm system shall be construed as an obligation on the part of Peavey to maintain the alarm system or to incur any costs to connect Amber's telephones to the system. Amber hereby releases and waives any and all claims it may have arising out of the shared use of the alarm system, including claims based upon Peavey's failure to maintain the system in operative condition.

         26. OPERATING PROCEDURES. Amber acknowledges that its operations at the Huron Mill may from time to time require its employees to perform activities or otherwise be present in the course of their employment on property owned, controlled or managed by Peavey. In every such instance, Amber agrees that its employees shall be subject to the safety rules and operating procedures established by Peavey for its own employees and Peavey is authorized to enforce such rules and procedures as to Amber employees. If Amber employees regularly fail to observe such rules and procedures, then Peavey may deny such employees access to its property and facilities, notwithstanding any other provisions to the contrary contained herein.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

                                PEAVEY COMPANY, a division of CONAGRA, INC.

                                By: /s/ T. M. Racciatti
                                    T. M. Racciatti
                                    Its: President



                                AMBER MILLING COMPANY, a division of
                                HARVEST STATES COOPERATIVES

                                    HARVEST STATES COOPERATIVES

                                    By: /s/ Garry A. Pistoria
                                        Garry A. Pistoria
                                        Its: Group Vice President

STATE OF NEBRASKA)
                 ) ss.
COUNTY OF DOUGLAS)

On this 30th day of August , 1994, before me, a Notary Public, within and for said County, personally appeared T. M. Racciatti, to me known to be the President of PEAVEY COMPANY, a division of CONAGRA, INC., the corporation named in the foregoing instrument, and which executed the foregoing instrument, and he acknowledged said instrument to be the free act and deed of said corporation.

[STAMP: GENERAL NOTARY - STATE OF NEBRASKA
              MARY O. BOND
      MY COMM. EXP. FEB. 22, 1997]

/s/ Mary O. Bond
Notary Public



STATE OF MINNESOTA)
                  ) ss.
 COUNTY OF RAMSEY )

On this 25th day of August, 1994, before me, a Notary Public, within and for said County, personally appeared Garry A. Pistoria, to me known to be the Group Vice President of HARVEST STATES COOPERATIVES, the corporation named in the foregoing instrument, and which executed the foregoing instrument, and he acknowledged said instrument to be the free act and deed of said corporation.

   [STAMP: NANCI L. LILJA
  NOTARY PUBLIC - MINNESOTA
       DAKOTA COUNTY
MY COMM. EXPIRES MAY 16, 1997]

/s/ Nanci L. Lilja
Notary Public



                                    Exhibit A

Situated in the City of Huron, County of Erie and State of Ohio: Being a part of the Original Lot Thirty-one (31), in Section One (1) of Huron Township, and being designated as Parcel "A" as set forth on Exhibit "A", said exhibit attached to the deed recorded in Volume 162, Page 148, Erie County Deed Records and being the deed from the Wheeling and Lake Erie Railway Company to Eastern States Cooperative Milling Corporation, and more particularly described as follows: Beginning at a point on the monumented center line of the Huron Branch of The Wheeling and Lake Erie Railway South ten degrees, forty-two minutes, six seconds West (S10 degrees 42'06"W) one thousand ninety-three and sixty-four hundredths (1093.64) feet from an iron rail monument in the center line of said Huron Branch located at Standard Chainage Station six hundred fifty-seven plus seventy-six and six tenths (675 + 76.6) thereof, which point is the place of intersection of the northerly line of that portion of Van Rensselaer Street sixty-six (66) feet wide as now located and constructed and said monumented center line of said Huron Branch; thence North eighty-two degrees, thirty-three minutes, fifty-four seconds West (N82 degrees 33'54"W) three hundred ninety-eight (398) feet along the northerly line of said Van Rensselaer Street to an iron pin, the point proper of beginning, from which point another iron pin bears South fourteen degrees, thirty-six minutes, six second West (S14 degrees 36'06"W) twenty and fifty-one hundredths (20.51) feet; thence by the following twelve (12) courses:

Course No. 1. North fourteen degrees, thirty-six minutes, six seconds East (N14 degrees 36'06"E) three hundred six and sixty-six hundredths (306.66) feet to an iron pin:

Course No. 2. North fifty-five degrees, seventeen minutes, fifty-four seconds West (N55 degrees 17'54"W) two hundred twelve and forty-one hundredths (212.41) feet to an iron pin;

Course No. 3. North twenty-one degrees, sixteen minutes, twenty-four seconds West (N21 degrees 16'24"W) ninety (90) feet to an iron pin;

Course No. 4. North sixty-eight degrees, forty-three minutes, thirty-six seconds East (N68 degrees 43'36"E) one hundred fifty (150) feet to an iron pin;

Course No. 5. North twenty-one degrees, sixteen minutes, twenty-four seconds West (N21 degrees 16'24"W) forty-five (45) feet to an iron pin;

Course No. 6. South sixty-eight degrees, forty-three minutes, thirty-six seconds West (S68 degrees 43'36"W) sixty-six (66) feet to an iron pin which is two hundred (200) feet westerly from the westerly face line, prolonged southerly, of the concrete dock of The Wheeling and Lake Erie Railway Company on the easterly side of Slip No. 2, said iron pin being located from point "0" (so-called, cut in said concrete dock six and two-tenths (6.2) feet northerly from the southerly end of said dock) by the following two courses: (a) South twenty-one degrees, fifteen minutes, fifty-four seconds East (S21 degrees 15' 54" E) fifty-three and fifty-two hundredths (53.52) feet along the Government base line "L"-"O" prolonged southerly; and (b) South sixty-eight degrees, forty-three minutes, thirty-six seconds West (S68 degrees 43'36"W) two hundred one and ninety-four hundredths (201.94) feet;

Course No. 7. North twenty-one degrees, sixteen minutes, twenty-four seconds West (N21 degrees 16'24"W) parallel with two hundred (200) feet westerly of said westerly face line of concrete dock eight hundred thirty-two and seven hundredths (832.07) feet;

Course No. 8. South seventy-two degrees, twenty minutes, six seconds West (S72 degrees 20'06"W) four hundred eighty-seven (487) feet, more or less to the low water line upon the east bank of the Huron River;

Course No. 9. Southerly along said low water line of the Huron River upon the east bank thereof approximately eleven hundred twenty (1120) feet to a point in the northerly line of that portion of Van Rensselaer Street sixty (60) feet wide as defined in Erie County Road Records, Volume 3, Pages 350 to 369 inclusive;

Course No. 10. South eighty-two degrees, thirty-three minutes, fifty-four seconds East (S82 degrees 33'54"E) approximately four hundred ninety-seven (497) feet along the northerly line of said portion of Van Rensselaer Street (60) feet wide to the northeasterly corner of the parcel described in the above mentioned road record;

Course No. 11. North twenty-five degrees, fifty-four minutes, fifty-four seconds West (N25 degrees 54'54"W) three and fifty-eight hundredths (3.58) feet to the northerly line of that portion of Van Rensselaer Street sixty-six (66) feet wide hereinabove mentioned;

Course No. 12. South eighty-two degrees, thirty-three minutes, fifty-four seconds East (S32 degrees 33'54"E) two hundred fifty-three and twelve hundredths (253.12) feet along said northerly line of that portion of Van Renssalaer Street sixty-six (66) feet wide to the point proper of beginning:

containing an area of twenty (20) acres, more or less, and Marked Exhibit "A" as set forth in Deed Volume 162, Page 148, together with: all riparian rights in the Huron River between the westerly ends of the 8th and 10th courses of the description of said Parcel "A" incident or appurtenant to said parcel along the 9th course of the description thereof:

SECOND: Does hereby grant, remise, release and forever quit claim unto the said Grantee, its successors and assigns, forever, the following described property, rights and easements:

1. The property between low water line of the east bank of the Huron River and the center thereof and between the 8th and 10th courses of the description of Parcel "A" extended westerly to the center of said river;

2. The right and easement to use a partially submerged parcel of property sixty-six (66) feet wide and eight hundred thirty-two and seven hundredths (832.07) feet long lying immediately contiguous to the 6th and 7th courses of the description of Parcel "A" above, said parcel being designated on said print as Parcel "B" and outlined and attached to the deed recorded in Volume 162, Page 148, and the water thereon, solely for the purposes of navigating, loading, unloading and mooring thereon, all types of watercraft, together with the rights of ingress and egress for said watercraft to, from and between Parcel "A", and Parcel "B" and the center of the Huron River over (a) Slip No. 2 (other than Parcel "B"), said Slip No. 2 being shown on said print, and (b) the property between Parcel "C" (hereinafter mentioned), Slip No. 2 and the center of the Huron River, (said property being entirely submerged) at such time and to such extent as will not unreasonably interfere with the use of (a) and (b) by the former Grantor, The Wheeling and Lake Erie Railway Company and persons (other than the Grantee) lawfully using the same; the center of said river between Course No. 8 of the description of Parcel "A" extended westerly across said river and the east line of Slip No. 2 extended northerly across said river shall be understood to be approximately eighty-five (85) feet from the low water line along the westerly bank of said river;

3. The right and easement to use a partially submerged parcel of property lying northerly by Parcel "A" and bounded as follows: On the East by the westerly line of Parcel "B" extended northerly; on the South by said Course No. 8 and the same extended westerly to the center of the Huron River; on the West by the center of the Huron River; and on the North by a line fifty (50) feet from and parallel with said Course No. 8 and as so extended westerly, said parcel being designated on said print as Parcel "C" as set forth on the print attached to the recorded deed in Volume 162, Page 148, and the water thereon, solely for the purpose of navigating, loading, unloading and mooring thereon, all types of watercraft, together with the rights of ingress and egress for said watercraft to, from and between Parcel "A", Parcel "C" and the center.

4. The right and easement to use said property between Parcel "C", Slip No. 2 and the center of the Huron River (without prejudice, however to any rights hereinbefore granted, remised, released, and quitclaimed unto the Grantee, on, over and across said property) and the water thereon solely for the purpose of turning all types of watercraft thereon at such times and to such extent as will not unreasonably interfere with the use thereof by the former Grantor, The Wheeling and Lake Erie Railway Company and persons (other than the Grantee) lawfully using the same.

5. The right and easement to dredge and excavate Parcel "B", Parcel "C", Slip No. 2 (other than Parcel "B") and said property between Parcel "C", Slip No. 2 and the center of the Huron River and to maintain a depth of water thereon sufficient to accommodate watercraft of the deepest draught now or hereafter operating on the Great Lakes to whatever extent may be necessary to assure to the Grantee the full exercise of the rights and easements granted, remised, released and quitclaimed in subparagraphs 2, 3 and 4 of the Second paragraph of this deed, without however, any obligation on its part to do so; subject however, to the limitation that (with the exception of dredging or excavating in Parcel "B" and Parcel "C") such dredging or excavating shall be done at such times and to such extent as will not unreasonably interfere in any way with the use of Slip No. 2 (other than Parcel "B") and said property between Parcel "C", Slip No. 2 and the center of the Huron River by the former Grantor, The Wheeling and Lake Erie Railway Company and persons (other than the Grantee) lawfully using the same. Being the same premises as conveyed by CPC International Inc., formerly known as Corn Products Company to The Pillsbury Company by deed dated March 21, 1972 and received for record March 31, 1972 at 11:19 A.M., and recorded in Volume 415 of Deeds Page 450.


      [attached graphic: Exhibit B Site Plan Drawing, Huron, Ohio Facility]